Exhibit 99.11

Beijing Oulixin Information Consulting Co., Ltd.

Date: March 9, 2022

EShallGo Inc.

12F Block 16, No.1000 Jinhai Road,

Pudong New District,

Shanghai, China 201206

Re: EShallGo Inc.

Ladies and Gentlemen,

We understand that EShallGo Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

/s/ Beijing Oulixin Information Consulting Co., Ltd.
Beijing Oulixin Information Consulting Co., Ltd.